Exhibit 10.1

Texas Petrochemicals Inc.

2009 Long-Term Incentive Plan

Restricted Stock Unit Award Agreement

AWARD AGREEMENT (the “Agreement”), effective as of March 25, 2011 (the “Grant Date”) between TPC Group Inc. (formerly Texas Petrochemicals Inc.) (the “Company”), and Michael T. McDonnell (the “Grantee”).

1.	Grant of Restricted Stock Units

The Company hereby grants to the Grantee an award of 26,270 restricted stock units (the “RSUs”), each RSU representing the right to receive one share of Common Stock, in accordance with the Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (the “Plan”).

2.	Relationship to the Plan

This Agreement is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) from time to time. Any terms used in this Agreement and not defined herein have the meanings set forth in the Plan. In the event of an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

3.	Vesting

Unless vested on an earlier date as provided in Section 6 hereof, the RSUs will vest in full on January 1, 2014, provided that the Grantee has been continuously employed by the Company from the Grant Date through such vesting date.

4.	Non-transferability

The RSUs may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of. Until the date on which the Grantee receives a distribution of Common Stock in respect of any vested RSUs, the RSUs will be evidenced by credit to a book entry account (the “Account”) maintained by the Company for the Grantee’s benefit. Upon the occurrence of an event set forth in Section 15(b) of the Plan, the number of RSUs credited to the Account shall, as determined by the Committee, be equitably and appropriately adjusted as provided in that Section.

5.	No Shareholder Rights

The Grantee shall not have any rights of a shareholder of the Company with respect to the RSUs, including voting and the right to receive dividends. In the event of a Special Dividend, the Committee shall either (i) adjust (increase) the number of RSUs credited to the Grantee’s Account pursuant to Section 15 of the Plan as the Board deems necessary to preserve the value of the Restricted Stock Unit Award or (ii) credit the Grantee’s Account with a dollar amount (the “Special Dividend Amount”) equal to the cash distribution that would have been paid to the Grantee if the Grantee owned that number of shares of Common Stock equal to the number of RSUs credited to the Account. For purposes of this Section, “Special Dividend” means (i) a cash distribution with respect to a share of Common Stock such that the aggregate of all such distributions (A) when combined with any other cash distributions to shareholders previously made during the fiscal year exceeds the adjusted net income of the Company and its Subsidiaries for the preceding fiscal year or (B) when combined with any other cash distributions to shareholders previously made during the fiscal year or during the three prior fiscal years exceeds the adjusted net income of the Company and its Subsidiaries for the four preceding years, or (ii) a non-cash distribution the value of which when combined with the value of any other non-cash distribution to shareholders previously made during the fiscal year exceeds 10% of the value of the total assets of the Company and its Subsidiaries. The definition of “Special Dividend” shall be applied in accordance with the regulations and guidance under PBGC Regulation § 4043.31(a). For purposes of this Agreement (other than Section 1 or as specifically provided to the contrary herein), all references to RSUs shall be deemed to include the Special Dividend Amount.

6.	Forfeiture; Change in Control

(a)	Forfeiture of RSUs. If the Grantee’s employment is terminated prior to the date the RSUs vest pursuant to Section 3, such unvested RSUs shall be forfeited immediately, except as provided in this section.

(b)	Termination Prior to Change of Control. Notwithstanding the provisions of Section 3 hereof, if, prior to January 1, 2014, the Grantee’s employment with the Company is terminated (i) by the Company without “Cause”, (ii) by the Grantee with “Good Reason” or (iii) due to a “Non-Renewal Termination” (each as defined in that certain Executive Employment Agreement between the Company and the Grantee effective March 22, 2011 (the “Employment Agreement”)), then the RSUs shall vest on a pro rata basis determined by multiplying the total number of RSUs subject to this Agreement by a fraction, the numerator of which shall be the number of months between March 22, 2011 and the Grantee’s “Date of Termination” (as defined in the Employment Agreement) and the denominator of which shall be 33.

(c)	Termination After Change of Control. Notwithstanding the provisions of Section 3 hereof, if the Grantee’s employment with the Company is terminated (i) by the Company without Cause, (ii) by the Grantee with Good Reason or (iii) due to a Non-Renewal Termination, the Date of Termination for any of which occurs prior to January 1, 2014 and within one (1) year of a “Change of Control” (as defined in the Employment Agreement), then the RSUs shall vest in full on the Date of Termination.

7.	Settlement of RSUs

Payment of vested RSUs shall be made in the form of Common Stock, except that payment of the vested Special Dividend Amount shall be paid in cash, as soon as administratively practicable after the date the RSUs vest, but in no case later than the March 15th following the year in which vesting occurs.

8.	Tax Withholding

At the time of vesting of RSUs or the delivery of shares of Common Stock attributable to RSUs (or the delivery of cash attributable to the Special Dividend Amount), the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the vesting of such RSUs or the delivery of such shares of Common Stock attributable to RSUs (and cash attributable to the Special Dividend Amount) shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee prior to the delivery of shares. At the discretion of the Company, the applicable taxes may be withheld in kind from the shares of Common Stock otherwise deliverable to the Grantee on the payment of the RSUs. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Agreement.

9.	Beneficiary

The Grantee may designate a beneficiary to receive any vested RSUs that have not been not paid to the Grantee at the time of the Grantee’s death, and may change the beneficiary designation from time to time. Beneficiary designations must be duly executed using the proper form designated by the Committee and timely filed with the Company’s General Counsel. If the Grantee fails to designate a beneficiary, any vested RSUs that have not been not paid to the Grantee at the time of the Grantee’s death will be transferred to the executor or administrator of the Grantee’s estate.

10.	Clawback

If the Company’s consolidated financial statements for any of the years during which the RSUs are unvested are required to be restated and the Committee determines that any fraud, negligence or intentional misconduct by the Grantee was a significant contributing factor to such restatement, then the Committee may take such action as it deems necessary to remedy the misconduct, which remedies may include the cancellation of RSUs and repayment (in cash or by transfer of Common Stock) of any Common Stock (or cash) previously delivered in settlement of the RSUs, without regard to any income taxes payable by the Grantee with respect to the settlement of the RSUs. The Committee shall have absolute discretion to make determinations under this Section, and its determination shall be final, conclusive and binding.

11.	Code Section 409A Compliance

It is intended that this Restricted Stock Unit Award not be subject to the requirements of Section 409A of the Code pursuant to the short-term deferral exception in Treasury Regulation § 1.409A-1(b)(4), and this Restricted Stock Unit Award shall be interpreted and administered accordingly.

12.	Notices

All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attention: General Counsel

Notices to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records. The Company or the Grantee may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notices may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

13.	Headings

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company.

15.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas, other than its conflict of laws principles.

16.	Agreement Not a Contract

This Agreement (and the grant of RSUs) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Grantee’s part to continue as an employee, or of the Company to continue Grantee’s service as an employee.

17.	Entire Agreement; Modification

This Agreement and the Employment Agreement contain the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Grantee, effective as of the date on the first page of this Agreement.

TPC GROUP INC.

By:	/s/ Michael T. McDonnell	By:	/s/ Shannon B. Weinberg
	Grantee	Title: Deputy General Counsel and Secretary

March 25, 2011
Date